Exhibit 99.1

Cryoport Revenue Climbs to $53.3 Million for First Quarter 2021

▪	Revenue increased 445% compared with Q1 2020, with acquisitions of MVE Biological Solutions and CRYOPDP driving significant growth
▪	Organic revenue growth of 35% compared with Q1 2020
▪	A record 543 clinical trials in regenerative medicine are supported by Cryoport
▪	Cryoport now supports seven commercial therapies, including bluebird bio’s and Bristol Myer Squibb’s CAR-T therapy Abecma® and Bristol Myers Squibb’s BREYANZI®

NASHVILLE, Tennessee, May 4, 2021 - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three-month period ended March 31, 2021.

Jerrell Shelton, CEO of Cryoport, said, “It was a strong quarter and it developed as we had anticipated. We entered 2021 with an unrivaled leadership position with market-leading temperature-controlled supply chain solutions for the life sciences industry in our markets of Biopharma/Pharma, Animal Health and Reproductive Medicine. Our global platform, consisting of 32 locations and a family of companies that provide mutually reinforcing solutions, services and products, delivered an outstanding performance. Cryoport’s revenue grew to a record $53.3 million for the quarter with our recent acquisitions of MVE Biological Solutions and CRYOPDP contributing significantly as we navigated the ongoing integration of these two fine acquisitions. I would like to emphasize that all our business units reported record revenue as well as strong sequential growth over our record fourth quarter 2020. This performance was primarily driven by the Biopharma/Pharma market, which represented approximately 80% of our total revenue in the first quarter of 2021. It is notable that we continued to build out our pipeline of potential commercial customers with the total number of regenerative medicine clinical trials supported by Cryoport reaching a record 543 trials compared with 465 at the end of the first quarter of 2020 as well as adding 2 new commercial launches supported by Cryoport.

“Since closing our two strategic acquisitions, MVE Biological Solutions and CRYOPDP, we have sharpened each company’s focus and made investments in the businesses to fuel their growth, which we believe positions us for excellent growth in 2021 and beyond. Prior to being acquired by Cryoport, both businesses were parts of very large companies and were not focused on Cryoport’s high-growth regenerative medicine market. In the short time since closing these acquisitions, we have made significant strides in defining strategic focus, aligning resources, identifying synergies and stoking the innovation pipeline of each business. One example is the recent joint launch of our new global logistics center in Osaka, Japan which will further accelerate growth in APAC. As I have previously expressed, we anticipate achieving over $100 million of revenue and cost synergies over a 5-year period from CRYOPDP and Cryoport Systems, and the process of identifying and executing on these synergies is on schedule.

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“At MVE Biological Solutions, our factories are now running at record production levels, as they benefit from a newly invigorated strategic direction. Revenue growth rates for both MVE Biological Solutions and CRYOPDP were significantly higher than their historical growth rates and we believe these first two quarters, as a part of Cryoport, are an early indicator of the growth potential these two businesses have. We anticipate continued strength from both MVE Biological Solutions and CRYOPDP throughout 2021 as they further integrate into Cryoport. Our organic revenue, which excludes contributions from MVE Biological Solutions and CRYOPDP, increased by 35% year over year as we continue to support the ramp of clinical trials and commercial therapies. Through our dedicated teams, ongoing investments and expanded footprint, we now have a very broad reach within the industry and are dedicated to continuously scaling our business with focus and purpose.

“Our first quarter 2021 revenue as compared to first quarter 2020 was as follows:

Cryoport, Inc. and Subsidiaries

Total revenues by market

(unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020	% Change
Biopharma/Pharma	$42,393	$8,786	382.5%
Animal Health	8,997	225	3893.1%
Reproductive Medicine	1,894	763	148.4%
Total revenues	$53,284	$9,774	445.2%

“In summary, our first quarter of 2021 was a very successful start to the year, following an already strong fourth quarter in 2020. We achieved significant growth in all our operating units with a growing number of clinical trials supported, the scaling of MVE Biological Solutions and CRYOPDP, and the closing of a $287.5 million follow-on public offering in January 2021 to further strengthen our balance sheet and support future growth. We believe our unique global capabilities widen our competitive moat and position us to extend our support of the life sciences industry and the clinical and commercial stage regenerative medicine therapies around the world. We plan to accelerate growth in each of our operating units as we further enhance our operating platform and develop highly differentiated and specialized solutions,” said Mr. Shelton.

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Biopharma/Pharma

Total Biopharma/Pharma revenue increased by $33.6 million, or 383%, to $42.4 million for the first quarter of 2021 compared to $8.8 million for the first quarter of 2020, driven by record revenue contribution from all business units. For the first quarter of 2021, Biopharma/Pharma revenue grew organically (excluding contributions from MVE Biological Solutions and CRYOPDP) by $2.8 million, or 32%, to $11.6 million compared to the first quarter in the prior year.

During the quarter, we extended our leading position in the Biopharma/Pharma market with continued growth in net clinical trials. As the global emergence of regenerative therapies continues and new trials are launched, we believe that our enhanced global platform for temperature-controlled supply chain solutions supporting the life sciences further makes us the clear choice to support biopharmaceutical/pharmaceutical companies in bringing their regenerative medicine therapies to market. As of the end of the first quarter, we supported a net total of 543 clinical trials, compared with 465 at the end of the first quarter 2020 and 528 clinical trials as of December 31, 2020. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

Clinical Trials	Q1-2021	Q1-2020	Q1-2019
Phase 1	222	195	155
Phase 2	252	208	179
Phase 3	69	62	49
Total	543	465	383

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Cryoport Supported Clinical Trials by Region

Region	Q1-2021	Q1-2020	Q1-2019
Americas	429	384	338
EMEA	86	65	45
APAC	28	16	-
Total	543	465	383

We continued to work closely with all our partners and clients to ensure patients have access to the life-saving therapies we support. Commercial revenue, to date, has been primarily the result of our global agreements supporting the ramp ups of Novartis’s KYMRIAH® and Gilead/Kite’s YESCARTA®. In addition, Bristol-Myers Squibb (BMS) has received US Food and Drug Administration (FDA) approval for its cell therapy BREYANZI®, and bluebird bio and BMS and have received FDA approval for their CAR T-cell therapy Abecma®, a first-of-its-kind CAR T-cell therapy for treatment of multiple myeloma. Cryoport will support both these groundbreaking therapies, marking Cryoport’s sixth and seventh long-term agreements supporting the global commercial launch of a cell and gene therapy. We expect these agreements to contribute to our revenue in the second quarter of 2021 and will begin to ramp throughout 2021, driving additional growth in our commercial revenue in 2021.

In addition to our organic growth, and due to increasing demand for support in the APAC region, we acquired Critical Transport Solutions Australia Pty Ltd ("CTSA") in April of this year, a market leader focused on premium healthcare logistics management services, specializing in time- and temperature-critical solutions for the medical and biopharma/pharma industries in Australia. As a part of Cryoport's CRYOPDP business unit, CTSA will also support Cryoport Systems in Australia. CTSA is expected to have strategic impact on our APAC initiatives as the number of clinical trials taking place in this region continues to increase and the acquisition of CTSA is an important step in advancing our APAC strategy. With the addition of CTSA, we can now serve the domestic Australian market more effectively, as well as providing more robust temperature-controlled supply chain solutions for our international clients, who require support in the APAC region.

A total of three (3) Cryoport supported Marketing Authorization Applications (MAAs) or Biologic License Applications (BLAs) were filed in the first quarter of 2021, based on internal information and forecasts from the Alliance for Regenerative Medicine. Looking forward, we anticipate up to 18 MAA or BLA submissions for Cryoport-supported products during 2021.

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COVID-19 pandemic support is not our focus within the Biopharma/Pharma market; however, Cryoport does support 33 clinical trials of COVID-19-related vaccines and treatments globally and one commercial treatment for patients that have COVID-19 across its business units as of the end of the first quarter of 2021. Our key focus continues to be the rapidly growing cell and gene therapy market. COVID-19 pandemic support agreements only contributed marginally to our strong revenue growth for the quarter, and we do not anticipate these products to be a significant revenue driver going forward.

Animal Health

Our revenue from the Animal Health market increased by $8.8 million, or 3,893%, to $9.0 million for the first quarter ended March 31, 2021, as compared to the same period in 2020. This increase was driven primarily by our acquisition of MVE Biological Solutions on October 1, 2020, which has a strong and longstanding presence in this market. In addition, our overall pipeline of potential new clients continues to grow and is expected to further drive revenue growth in 2021.

Reproductive Medicine

Reproductive Medicine revenue increased by $1.1 million, or 148%, to $1.9 million for the first quarter of 2021 compared to $0.8 million for the first quarter of 2020.

These results were partially driven by our enhanced market engagement strategy for our CryoStork® solution as well as increased activity as fertility clinics ramped up procedures that had previously been delayed due to COVID-19. MVE Biological Solutions also contributed revenue to our Reproductive Medicine market through its portfolio of cryogenic shipper and freezer solutions. We plan to continue to add fertility clinics to our network in 2021 to drive increased adoption of our services as well as expand our support efforts within this space to EMEA and APAC.

Financial Highlights

•	Total revenue for the first quarter of 2021 increased to $53.3 million compared to $9.8 million for the first quarter of 2020, a year-over-year gain of 445%, with organic revenue growth (excluding contributions from MVE Biological Solutions and CRYOPDP) of 35%.

•	Biopharma/Pharma revenue increased to $42.4 million, a gain of 383% or $33.6 million for the first quarter of 2021 compared to $8.8 million for the first quarter of 2020.

•	Animal Health revenue increased to $9.0 million, a gain of 3,893% or $8.8 million for the first quarter of 2021 compared to $0.2 million for the first quarter of 2020.

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•	Reproductive Medicine revenue increased to $1.9 million, a gain of 148% or $1.1 million for the first quarter of 2021 compared to $0.8 million for the first quarter of 2020.

•	Gross margin was 46% for the first quarter of 2021 compared to 54% for the first quarter of 2020. While the combined margin profile has changed as a result of the acquisitions, gross margin has increased significantly from 41% reported for the fourth quarter of 2020, which was the first quarter of combined performance.

•	Operating costs and expenses increased by $16.8 million to $25.7 million for the first quarter of 2021 compared to $8.8 million for the first quarter of 2020. The first quarter of 2021 includes $10.6 million in operating costs and expenses related to MVE Biological Solutions and CRYOPDP, both acquired October 1, 2020. The remaining increase in operating costs and expenses of $6.2 million is related to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s solutions.

•	Net loss for the first quarter of 2021 was $3.5 million compared to a net loss of $3.9 million for the first quarter of 2020.

•	Net loss attributable to common stockholders was $5.7 million, or $0.13 per share, for the first quarter of 2021 compared to a net loss attributable to common stockholders of $3.9 million, or $0.11 per share, for the first quarter of 2020. This was driven by a paid-in-kind dividend of $2.2 million during the first quarter of 2021 resulting from the private placement of Series C Preferred Stock with Blackstone, completed in connection with the MVE Biological Solutions acquisition.

•	Adjusted EBITDA for the first quarter of 2021 was $7.0 million compared to ($1.8 million) for the first quarter of 2020, an increase of $8.8 million over the prior year first quarter. This increase was primarily driven by the strong performance and resulting contribution of MVE Biological Solutions for the quarter.

•	Cryoport reported $353.2 million in cash, cash equivalents and short-term investments as of March 31, 2021, compared with $93.3 million as of December 31, 2020. This amount includes net proceeds of approximately $269.8 million received from an underwritten public offering of 4,356,059 shares of its common stock, at a public offering price of $66.00 per share, during the first quarter of 2021.

•	In February 2021, Blackstone converted an aggregate of 50,000 shares of the Company’s Series C Preferred Stock and received in exchange an aggregate of 1,312,860 shares of common stock.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Further information on Cryoport’s financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in Cryoport’s quarterly report on Form 10-Q for the three months ended March 31, 2021, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on May 6, 2021. The full report will be available on the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

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Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport First Quarter 2021 In Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 pm EDT on Tuesday, May 4, 2021. The document is designed to be read by investors before the questions and answers conference call and will be accessible at http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 pm EDT on Tuesday, May 4, 2021. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results.

Conference Call Information

Date:	May 4, 2021
Time:	5:00 p.m. EDT
Dial-in numbers:	1-855-327-6837 (U.S.), 1-631-891-4304 (International)
Confirmation code:	Request the “Cryoport Call”
Live webcast:	‘Investor Relations’ section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available, to those interested, until May 11, 2021. To access the replay, dial +1 844-512-2921 (United States) or +1 412-317-6671 (International) and enter replay pin number: 10014267.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is redefining temperature-controlled supply chain support for the life sciences industry by continually broadening its platform of solutions and services, serving the Biopharma/Pharma, Animal Health, and Reproductive Medicine markets. Through its family of companies, Cryoport Systems, MVE Biological Solutions, CRYOPDP and CRYOGENE, Cryoport provides strategic solutions that support the growing needs of these markets.

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Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, plans, strategy, acquisitions, including CRYOPDP and MVE Biological Solutions, financial results and financial condition. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker

KCSA Strategic Communication

tfromer@kcsa.com / ebarker@kcsa.com

P: 1-212-896-1203

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2021	2020
Revenues:
Service revenues	$26,765	$9,774
Product revenues	26,519	-
Total revenues	53,284	9,774
Cost of revenues:
Cost of service revenues	15,552	4,516
Cost of product revenues	13,182	-
Total cost of revenues	28,734	4,516
Gross Margin	24,550	5,258
Operating costs and expenses:
Selling, general and administrative	21,388	7,111
Engineering and development	4,304	1,733
Total operating costs and expenses:	25,692	8,844
Loss from operations	(1,142)	(3,586)
Other income (expense):
Investment income	398	307
Interest expense	(1,210)	(2)
Other expense, net	(535)	(628)
Loss before provision for income taxes	(2,489)	(3,909)
Provision for income taxes	(1,038)	(33)
Net loss	$(3,527)	$(3,942)
Paid-in-kind dividend on Series C convertible preferred stock	(2,196)	-
Net loss attributable to common stockholders	$(5,723)	$(3,942)
Net loss per share attributable to common stockholders - basic and diluted	$(0.13)	$(0.11)
Weighted average common shares outstanding - basic and diluted	43,804,483	37,548,549

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$85,494	$36,873
Short-term investments	267,721	56,444
Accounts receivable, net	36,504	31,377
Inventories	11,544	10,535
Prepaid expense and other current assets	18,485	11,928
Total current assets	419,748	147,157
Property and equipment, net	31,694	30,036
Operating lease right-of-use assets	15,996	14,044
Intangible assets, net	209,267	213,908
Goodwill	141,305	145,282
Deposits	946	1,184
Other long-term assets	752	794
Total assets	$819,708	$552,405

Current liabilities:
Accounts payable and other accrued expenses	$27,083	$24,844
Accrued compensation and related expenses	8,233	7,441
Deferred revenue	495	445
Operating lease liabilities	2,002	2,231
Finance lease liabilities	60	59
Total current liabilities	37,873	35,020
Convertible senior notes, net	111,536	111,344
Note payable	3,497	4,912
Operating lease liabilities, net	14,502	12,261
Finance lease liabilities, net	92	112
Deferred tax liability	4,626	5,882
Other long-term liabilities	307	176
Total liabilities	172,433	169,707
Total stockholders' equity	647,275	382,698
Total liabilities and stockholders' equity	$819,708	$552,405

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Note Regarding Use of Non-GAAP Financial Measures

This news release contains the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: adjusted EBITDA, organic revenue, and organic revenue growth.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, and charges or gains resulting from non-recurring events.

Organic revenue is a change in revenue adjusted for acquisitions of businesses that have been owned for less than twelve months. To present period-over-period organic revenues on a comparable basis, revenues are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period.

Organic revenue growth refers to the measure of comparing current period organic revenue with the corresponding period of the prior year.

These non-GAAP financial measures are not calculated in accordance with generally accepted accounting principles (GAAP), are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including adjusted EBIDTA, organic revenue, and organic revenue growth, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

In evaluating Cryoport's performance, management uses these non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and they provide a better understanding of how management plans and measures Cryoport's underlying business.

Additionally, management believes organic revenue and organic revenue growth provide a useful measure to assess the performance of Cryoport and its business units and reportable segments, without the impact of recent acquisitions. Management believes organic revenue and organic revenue growth, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's revenues.

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Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
GAAP net loss	$(3,527)	$(3,942)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	4,837	824
Acquistion and integration costs	828	-
Investment income	(398)	(307)
Interest expense, net	1,210	2
Stock-based compensation expense	2,990	1,620
Income taxes	1,038	33
Adjusted EBITDA	$6,978	$(1,770)

Cryoport, Inc. and Subsidiaries

Organic revenue growth (non-GAAP) by market

(unaudited)

	Calculation of Organic Revenue for the Three Months Ended
	March 31, 2021			March 31, 2020
	Revenue		Organic	Revenue		Organic	Change in
	as		Revenue	as		Revenue	Organic Revenue
(in thousands)	Reported	Acquisitions	(Non-GAAP)	Reported	Acquisitions	(Non-GAAP)	$ Change	% Change

Biopharma/Pharma	$42,393	$30,784	$11,609	$8,786	$-	$8,786	$2,823	32.1%
Animal Health	8,997	8,729	268	225	-	225	43	18.9%
Reproductive Medicine	1,894	545	1,349	763	-	763	586	76.9%
Total revenues	$53,284	$40,058	$13,226	$9,774	$-	$9,774	$3,452	35.3%

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